                                                                    EXHIBIT 12.1

                             COMPUTATION OF RATIOS

                                                                                                    SIX MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                       JUNE 30,
                                             --------------------------------------------------   --------------------
                                              1992       1993      1994       1995       1996       1996        1997
                                             -------   --------   -------   --------   --------   --------    --------
RATIO OF EARNINGS TO FIXED CHARGES
Earnings (loss) before taxes...............  $ 5,967   $(18,668)  $(1,277)  $    281   $  9,389   $  3,591    $  5,222
Fixed charges in earnings:
  Interest expense.........................    3,270      3,571     4,190      8,140      8,476      4,233       4,682
  Debt amortization........................       --          6        52        222        379        205         122
                                             -------   --------   -------   --------   --------   --------    --------
Earnings (loss) before taxes and fixed
  charges..................................  $ 9,237   $(15,091)  $ 2,965   $  8,643   $ 18,244   $  8,029    $ 10,026
                                             =======   ========   =======   ========   ========   ========    ========
Fixed charges:
  Interest expense.........................  $ 3,270   $  3,571   $ 4,190   $  8,140   $  8,476   $  4,233    $  4,682
  Debt amortization........................       --          6        52        222        379        205         122
  Pretax preferred dividends...............       --         --       113      1,570         --         --          --
                                             -------   --------   -------   --------   --------   --------    --------
Total fixed charges........................  $ 3,270   $  3,577   $ 4,355   $  9,932   $  8,855   $  4,438    $  4,804
                                             =======   ========   =======   ========   ========   ========    ========
Ratio of earnings to fixed charges.........     2.8x         NM        NM         NM       2.1x       1.8x        2.1x
                                             =======                                   ========   ========    ========
Earnings coverage deficiency...............       --   $ 18,668   $ 1,390   $  1,289         --         --          --
                                                       ========   =======   ========
RATIO OF EBITDA TO INTEREST EXPENSE
EBITDA(a)..................................  $16,886   $ 15,493   $12,684   $ 23,046   $ 33,133   $ 15,199    $ 18,715
Interest expense...........................  $ 3,270   $  3,571   $ 4,190   $  8,140   $  8,476   $  4,233    $  4,682
Ratio of EBITDA to Interest Expense........     5.2x       4.3x      3.0x       2.8x       3.9x       3.6x        4.0x
                                             =======   ========   =======   ========   ========   ========    ========
RATIO OF LONG-TERM DEBT TO EBITDA
Long-term debt(a)..........................  $52,000   $ 54,000   $86,567   $107,671   $122,938   $ 96,242    $132,411
EBITDA(b)..................................  $16,886   $ 15,493   $12,684   $ 23,046   $ 33,133   $ 15,199    $ 18,715
Ratio of long-term debt to EBITDA..........     3.1x       3.5x      6.8x       4.7x       3.7x     3.2x(c)     3.5x(c)
                                             =======   ========   =======   ========   ========   ========    ========
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(a) Includes current maturities of long-term debt.

(b) Earnings before interest, taxes, depreciation, depletion and amortization.

(c) EBITDA for these periods has been annualized.